SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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DALEEN TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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DALEEN TECHNOLOGIES, INC.

902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 999-8000

SECOND SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
September 28, 2004

INTRODUCTION AND PURPOSE OF SECOND SUPPLEMENT

      This second supplement (the “Proxy Supplement”) to our proxy statement, dated August 31, 2004 (the “Proxy Statement”), as amended by the proxy supplement dated September 14, 2004 (the “First Proxy Supplement”), is being mailed to the stockholders of Daleen Technologies, Inc., a Delaware corporation (the “Company”), who are eligible to vote at the special meeting of the Company’s stockholders being held for the purposes set forth in the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement (the “Special Meeting”), which was first mailed to stockholders of the Company on August 31, 2004. Only holders of record of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), and holders of record of the Company’s Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), at the close of business on August 20, 2004 are entitled to vote at the Special Meeting. This Proxy Supplement and the accompanying proxy cards are first being mailed to the Company’s stockholders on or about September 28, 2004.

      The Special Meeting will be held for the following purposes, as more fully described in the Proxy Statement:

1. To vote on a proposal to approve and adopt the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended (the “Merger Agreement”), among Daleen Holdings, Inc., a Delaware corporation (“Daleen Holdings”), Parallel Acquisition, Inc., a Delaware corporation (“Parallel Acquisition”), the Company, Behrman Capital II, L.P., a Delaware limited partnership (“Behrman Capital”), and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership (“SEF”), pursuant to which (i) Parallel Acquisition, a subsidiary of Daleen Holdings formed for the sole purpose of merging with the Company, will be merged with and into the Company (the “Merger”), with the Company surviving as a subsidiary of Daleen Holdings and (ii) Behrman Capital and SEF will exchange all of their shares of the Company’s Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), immediately prior to the completion of the Merger for shares of Daleen Holdings’ preferred stock.

2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

      A copy of the Merger Agreement, as amended through August 31, 2004, was attached as Appendix A to the Proxy Statement. A copy of the Transaction Restructuring Agreement, dated as of September 24, 2004 (the “Transaction Restructuring Agreement”), by and among the Company, Daleen Holdings, Parallel Acquisition, Protek Telecommunications Solutions Limited, a corporation organized under the laws of England and Wales (“Protek”), Paul A. Beaumont, Geoff Butcher, Ian Watterson, Michael White, Michael Kersten and Barbara Krystyna Kalinowska, each a shareholder of Protek, Quadrangle Capital Partners LP, a Delaware limited partnership (“Quadrangle”), Quadrangle Select Partners LP, a Delaware limited partnership (“QSP”), Quadrangle Capital Partners-A LP, a Delaware limited partnership (“QCP-A” and together with Quadrangle and QSP, the “Quadrangle Investors”), Behrman Capital, SEF and Protek Network Management (UK) Limited, a company formed under the laws of England and Wales, which contains the further amendments to the Merger Agreement which are described in this Proxy Supplement, is attached as Annex 1 to this Proxy Supplement.

      The Strategic Planning Committee (the “Special Committee”), a special committee of our Board of Directors consisting of non-employee directors not affiliated with Behrman Capital that was formed by our Board of Directors in order to consider the interests of our unaffiliated stockholders in evaluating the Merger Agreement, approved the amendments to the Merger Agreement contained in the Transaction Restructuring Agreement and described in this Proxy Supplement for the reasons set forth in the Proxy Statement under “SPECIAL FACTORS — Reasons for the Special Committee’s Determination; Fairness of the Merger”. Our Board of Directors has reaffirmed its recommendation that you vote “FOR” approval and adoption of the Merger Agreement, as further amended by the Transaction Restructuring Agreement, and the Merger for the reasons set forth in the Proxy Statement under “SPECIAL FACTORS — Reasons for the Board of Directors’ Determination; Fairness of the Merger”. The Special Committee has reaffirmed its determination that the Merger Agreement, as amended by the Transaction Restructuring Agreement, and the transactions contemplated by it, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders including unaffiliated stockholders.

      This Proxy Supplement updates the Proxy Statement and the First Proxy Supplement to reflect certain developments that occurred after September 14, 2004, the date of the First Proxy Supplement. In particular, this Proxy Supplement describes amendments to the Merger Agreement and related transaction documents that were agreed upon by the parties in order to resolve disputes among the parties regarding whether a breach had occurred of certain representations and warranties made under the transaction documents that could have resulted in the termination of the Merger Agreement and related transaction documents, to amend such documents to assure that there would not be an immediate termination of the transactions and to provide the parties with a significant level of comfort regarding the likelihood of completion of the Merger and related transactions. The amendments described in this Proxy Supplement do not change in any way the form or amount of the per share consideration payable to holders of our Common Stock at the effective time of the Merger. You should read this supplement in conjunction with the Proxy Statement and the First Proxy Supplement, each of which were previously delivered to you.

      As of August 20, 2004, the record date for the Special Meeting, stockholders party to the separate voting agreements described in the Proxy Statement under “SUMMARY TERM SHEET — Transactions Related to the Merger — Voting Agreements” and in this Proxy Supplement under “UPDATED INFORMATION REGARDING TRANSACTIONS RELATED TO THE MERGER — Voting Agreements” held in the aggregate approximately 71% of the combined voting power of our outstanding Common Stock and Series F Preferred Stock, which is sufficient voting power in and of itself to approve and adopt the Merger Agreement at the Special Meeting.

ADJOURNMENT OF THE SPECIAL MEETING

      In order to permit stockholders sufficient time to review this Proxy Supplement before the Special Meeting, the Company intends to convene the Special Meeting on September 28, 2004, as originally scheduled, and adjourn the Special Meeting until October 15, 2004 without a vote on any proposal other than an adjournment. The proposals to be considered at the Special Meeting will be submitted to a vote of the Company’s stockholders at the reconvened meeting on October 15, 2004. Stockholders may submit their proxies to vote their shares on the proposals until the time of the reconvened meeting on October 15, 2004.

      The Special Meeting will be initially convened on September 28, 2004, 9:00 a.m., local time at the Company’s headquarters at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487 and, in accordance with the planned adjournment, will be subsequently reconvened on October 15, 2004 at 9:00 a.m., local time, at the Company’s headquarters at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487. References in this Proxy Supplement to the “Special Meeting” are to the subsequently reconvened meeting.

      Unless you are present at the reconvened Special Meeting, we must receive your proxy card, if we have not already done so, on or before the opening of the reconvened Special Meeting at 9:00 a.m. on October 15, 2004 in order for your shares to be voted at the reconvened Special Meeting. If you have already submitted a proxy card but you wish to change your vote, we must receive your new proxy card at or before the opening of the reconvened Special Meeting. Stockholders should follow the procedures described below under “Proxies for the Special Meeting.”

UPDATE TO BACKGROUND OF THE MERGER

      The following disclosure updates the information in the Proxy Statement under “SPECIAL FACTORS — Background of the Merger”.

      On August 23, 2004, the Company was notified by Protek that a tax investigation of Protek’s Russian subsidiary had been commenced by the Department of Internal Affairs of the Central Administrative Region of the City of Moscow. During the week of August 23, 2004, Protek provided additional information about the situation by informing the Company and Quadrangle that it had filed and accounted appropriately for all Russian taxes but had not timely met all payment schedules with respect to certain of the Russian taxes, resulting in a continued accrued tax liability. The Company and Quadrangle initiated separate reviews, using separate accounting and legal advisors, to better understand the issues and risks associated with the tax investigation.

      Separately, in a series of informal conversations with the Company’s management beginning in late August 2004, Quadrangle expressed concern about the operational performance of both Protek and the Company.

      On August 29, 2004, the Company’s Board of Directors held a special meeting. Dennis G. Sisco, a member of the Company’s Board of Directors and a member of Behrman Brothers, L.L.C., the general partner of Behrman Capital, made a statement immediately after the meeting was called to order indicating Behrman Capital’s commitment to the transactions and his preference that the Board of Directors consider the issues at hand without his presence, given Behrman Capital’s involvement as a party to the transactions and the bridge loan facility. Mr. Sisco then left the meeting. The Company’s outside legal counsel then described the developments and facts as then known regarding the Protek Russian tax investigation and the possible outcomes under the terms of the agreements. Mr. Quick discussed the status of the operations of Protek and the Company and the Company’s strategic options given the circumstances. The Board of Directors determined that the Company should continue to take all necessary steps to meet the closing conditions in preparation for a closing on or prior to September 30, 2004. The Board of Directors also authorized Mr. Quick to negotiate a restructuring of the transactions in an attempt to increase the likelihood of completion of the Merger and related transactions.

      On August 30, 2004, the Special Committee met telephonically with Dawn R. Landry, the Company’s Vice President, General Counsel and Corporate Secretary, and representatives of Thompson Coburn LLP, the Special Committee’s special counsel, for an overview of recent developments regarding the Merger. Ms. Landry summarized Protek’s tax issue in Russia and discussions between the Company’s outside counsel and the Board of Directors regarding the effect of the Protek Russian tax issue under the Merger Agreement and related transaction documents. The Special Committee discussed in depth the developments surrounding the Russian tax issue, including the respective positions of Quadrangle and the Company. The Special Committee determined to direct the Company’s management to proceed with discussions regarding the issues relating to the Merger and to continue to express the Company’s legal position that Protek’s Russian tax issue would not relieve the parties of their obligation to close the Merger. Ms. Landry then updated the Special Committee on the status of litigation brought by certain stockholders arising out of the Merger Agreement.

      During the week of August 30, 2004, Quadrangle expressed growing concern and noted that it was conceivable that one or both companies might be unable to represent that there had not been a material adverse change since the signing of the various transaction documents.

      During the week of September 6, 2004, Quadrangle, the Company and Protek continued to exchange information regarding the operations of both the Company and Protek, as well as the Russian tax situation.

      On September 10 and 13, 2004, representatives of Quadrangle and the Company discussed the preliminary reports of their respective advisors with respect to the Russian tax situation. Neither the Company nor Quadrangle was able definitively to conclude that Protek would be able to make all required representations and warranties at closing if the investigation were to be on-going at that time, and neither was able to definitively conclude that, even with full payment of the outstanding tax liability, the investigation would be fully resolved before the anticipated closing date. As a result, the Russian tax investigation continued to create substantial uncertainty regarding Protek’s ability to satisfy the closing conditions contained in the Protek stock purchase agreement.

      The combination of Quadrangle’s concerns with respect to the operating performance of both the Company and Protek and the uncertainty regarding the Russian tax investigation created considerable uncertainty with respect to the closing of the Merger and related transactions by September 30, 2004, the date after which the Transaction Agreements could be terminated by any non-breaching party.

      On September 13, 2004, representatives of Quadrangle and the Company discussed the status of the transaction by telephone. Quadrangle indicated that it would continue to reserve its rights with respect to potentially terminating the transaction agreements. The Company indicated that continued uncertainty with respect to closing was highly undesirable. Consequently, on September 13, 2004, the Company suggested to Quadrangle that there were three alternatives for the parties going forward:

•	Quadrangle could seek to terminate the transaction agreements, which the Company would resist with all available legal remedies;

•	the parties could complete the deal as originally contemplated, which Quadrangle continued to indicate to be an uncertain prospect; or

•	the parties could negotiate revised transaction terms that would significantly increase the parties’ level of certainty regarding the closing of the Merger and related transactions.

      On September 14, 2004, the Company filed and mailed the First Proxy Supplement to its stockholders, providing additional information on the Protek tax situation in Russia and Quadrangle’s concerns.

      Also on September 14, 2004, Quadrangle indicated that it would consider settling any potential issues with the Company by restructuring the transaction. Quadrangle and the Company agreed that expediency required that Quadrangle and the Company reach agreement on revised terms to the Merger Agreement prior to approaching Protek, given the separate uncertainty associated with consummation of the Protek acquisition due to the Russian tax situation. Quadrangle also indicated that any revised deal with the Company would have to include a reduction in consideration, involve additional support from the Company’s existing principal stockholders and increase the working capital available to Daleen Holdings at closing. The Company indicated its view that any revised deal would need to increase the likelihood of closing and treat all stockholders of the Company fairly.

      Further, on September 14, 2004, the Special Committee met telephonically with Gordon Quick, the Company’s Chief Executive Officer, Ms. Landry and representatives of Thompson Coburn to discuss a restructuring of the transactions. No decision was reached at that meeting, but the Special Committee directed the Company to continue the negotiations with Quadrangle. Additionally, given Quadrangle’s desire to seek greater participation from the Company’s existing principal investor base, the Company indicated to Quadrangle that it would have to negotiate directly with Behrman Capital, the Company’s only active funding source, regarding Behrman Capital’s participation in any revised transaction.

      On September 15, 2004, Quadrangle and Behrman Capital briefly discussed by telephone a restructured transaction, and on September 16, 2004, Quadrangle and Behrman Capital met in Quadrangle’s offices and developed a preliminary term sheet that provided for an increase in Behrman Capital’s cash contribution to Daleen Holdings at closing, reduced the aggregate consideration to the Company’s Series F Holders, preserved the aggregate consideration to the Company’s public common shareholders and significantly simplified the transaction structure, thereby greatly decreasing the uncertainty associated with closing and eliminating a variety of post-closing mechanisms which potentially negatively affected the value of the Series F Preferred Stock, including the indemnity provisions and certain aspects of the Trigger Events (as defined in the investment agreement). Quadrangle and Behrman Capital also indicated that the revised transaction would not be conditioned on the consummation of the Protek transaction, thereby insulating the Company from unforeseeable consequences related to potential developments in the Russian tax situation or with Protek’s operations.

      On September 16, 2004, the Special Committee met telephonically with Mr. Quick, Ms. Landry and representatives of Thompson Coburn. Mr. Quick provided the Special Committee with an update on negotiations with Behrman Capital and Quadrangle regarding possible amendments to the Merger Agreement and reviewed the terms of a draft term sheet outlining proposed changes to the terms of the Merger Agreement and related transaction documents, which had been circulated to the Special Committee. Mr. Quick provided the Special Committee with a financial analysis of the new proposed merger consideration. In addition, Mr. Quick reviewed the Company’s financial situation and negative cash flows, including anticipated transaction costs, outstanding debt owed, litigation expenses and other obligations of the Company. Mr. Quick opined that the Company would not be able to meet its imminent cash needs unless it received an additional cash investment. Because of the financial condition of the Company and the costs of litigation if the Company desired to litigate claims against the other parties to the Merger Agreement and related transaction documents if one or more of such parties refused to close the Merger and related transactions under the current terms, Mr. Quick did not think that there was any other strategic alternative available to the Company other than renegotiating the terms of the Merger and related transactions. In Mr. Quick’s view, the only desirable alternative available to the Company was a liquidation in bankruptcy, in which it was likely that the holders of our Common Stock would receive nothing, and the potential recovery of any proceeds by holders of Series F Preferred Stock was doubtful.

      Thompson Coburn representatives reviewed with the Special Committee its fiduciary obligations to the Company’s stockholders generally, and to the holders of Common Stock and Series F Preferred Stock in particular. The Special Committee discussed the proposed terms of the renegotiated Merger and Mr. Quick’s analysis of the terms. Mr. Quick indicated his intent to negotiate with Quadrangle and Behrman Capital to increase the consideration to be received by the holders of Series F Preferred Stock from approximately $5.0 million to $6.0 million and to determine if the holders of Series F Preferred Stock could receive warrants to purchase Daleen Holdings securities in the renegotiated transaction. The Special Committee authorized Mr. Quick to negotiate further with Quadrangle and Behrman Capital.

      The Special Committee then discussed whether or not to request that its financial advisor opine as to the fairness to the Company’s stockholders, from a financial point of view, of the consideration to be received under the proposed renegotiated Merger as set forth in the draft term sheet provided to the Special Committee. The Special Committee noted that the holders of the Company’s Common Stock would receive the same amount of aggregate merger consideration in the proposed renegotiated Merger as was proposed in the original Merger, despite a reduction in the total consideration payable to all Company stockholders. Accordingly, the holders of Common Stock would actually receive a higher percentage of the total merger consideration paid in the renegotiated transaction. As such, the Special Committee determined that it was not necessary to request a bring-down of the valuation opinion previously provided by Valuation Research Corporation, the Company’s financial advisor, with respect to the merger consideration to be received by the holders of Common Stock in the renegotiated transaction.

      The Special Committee then reviewed the terms of the renegotiated transaction with respect to merger consideration to be received by holders of Series F Preferred Stock. Although the holders of Series F Preferred Stock would receive less merger consideration in the renegotiated transaction and no longer had the option to receive merger consideration in the form of cash, the Special Committee considered that certain terms of the renegotiated transaction were more favorable to the Company’s stockholders as a whole, including holders of Series F Preferred Stock, such as the extension of the closing date, the favorable revision of the definition of “material adverse effect” as used in the transaction documents and the elimination of the closing condition making the completion of the Merger dependent upon the closing of the Protek acquisition. Further, escrow hold-backs and post-closing indemnification obligations were eliminated as a result of the renegotiations, which represented favorable developments for holders of Series F Preferred Stock, and certain provisions of the Daleen Holdings charter and stockholders agreement were amended to benefit holders of Daleen Holdings common stock by removing certain terms that could have dilutive effects on Daleen Holdings common stock.

The Special Committee also noted that Behrman Capital, along with Quadrangle, agreed to make additional, immediate capital contributions to the Company, which would permit the Company to continue operations through closing. In addition, the Special Committee noted that each member of the Special Committee and a majority of the Company’s directors were, or represented entities that were, holders of Series F Preferred Stock. The Special Committee concluded that, given the institutional nature of the Series F Preferred Stock investors and their representation on the Special Committee, if the terms of the renegotiated transaction provided for the ability of all holders of Series F Preferred Stock to participate pro rata in the investment in Daleen Holdings to be made by Behrman Capital and SEF, an independent fairness opinion was not necessary. The Special Committee noted that under the draft term sheet provided to the Special Committee, Behrman Capital had the opportunity and obligation to invest in Daleen Holdings in consideration for Daleen Holdings preferred stock, an option that was not available to other holders of Series F Preferred Stock. The Special Committee instructed Mr. Quick to request that all holders of Series F Preferred Stock receive a pro rata right to invest in Daleen Holdings with Behrman Capital and SEF in exchange for shares of Daleen Holdings preferred stock. The Special Committee noted that Behrman Capital and SEF would have the opportunity to roll-over their shares of Series F Preferred Stock into Daleen Holdings’ preferred stock as a result of the Merger, while the other holders of Series F Preferred Stock would not. However, the Special Committee determined that the ability of all holders of Series F Preferred Stock to participate pro rata in the investment in Daleen Holdings to be made by Behrman Capital and SEF would provide sufficient opportunity for such holders of Series F Preferred Stock to obtain a continuing equity interest in Daleen Holdings’ preferred stock if they so choose. Mr. Quick indicated that he would request that change to the draft term sheet.

      Ms. Landry then discussed the timing and process for finalizing the term sheet and indicated that another meeting of the Special Committee would be called when the term sheet was finalized for the purposes of approval.

      From September 17 to September 20, 2004, negotiations among the parties continued with respect to revised terms of the Merger and related transactions, such as fewer and narrower closing conditions, pre-emptive rights for holders of Series F Preferred Stock in the revised transaction and a commitment from Quadrangle to fund the Company prior to closing, up to its full investment amount.

      Also on September 17, 2004, discussions commenced with the principals of Protek regarding the terms of a new proposal for the Protek transaction. The parties continued discussions, and on September 19, 2004, an initial draft of a preliminary term sheet was provided to Protek and their advisors for consideration. On September 21, 2004, the principals of Protek agreed to the revised term sheet.

      On September 21, 2004, the Special Committee met telephonically with Mr. Quick, Ms. Landry and representatives of Thompson Coburn. Mr. Quick updated the Special Committee on the renegotiation of the terms of the Merger, as well as the status of the renegotiation of the Protek transaction. Ms. Landry provided the Special Committee with an overview of the revised terms of the Protek transaction and the changes to the term sheet from the last draft reviewed by the Special Committee. Ms. Landry pointed out that the term sheet had been revised to provide that each holder of Series F Preferred Stock would receive the opportunity to purchase Daleen Holdings preferred stock on a pro rata basis with Behrman Capital. However, the Company was not successful in its attempts to negotiate with Quadrangle to either increase the consideration to be received by the holders of Series F Preferred Stock from approximately $5.0 million to $6.0 million or to include warrants to purchase Daleen Holdings securities as consideration payable to holders of Series F Preferred Stock in the renegotiated transactions. The Special Committee held an extensive discussion and, at the conclusion of the meeting, determined that the Merger, as its terms would be amended in accordance with the revised term sheet presented to the Special Committee, and the transactions contemplated thereby, were the best available alternative for the holders of our Common Stock and Series F Preferred Stock, and that those transactions are advisable, fair and in the best interests of the Company and its stockholders, including unaffiliated stockholders. The Special Committee unanimously voted to approve the revised terms of the Merger Agreement and to recommend that the Company’s Board of Directors approve amendments to the Merger Agreement and related documents to reflect the terms presented at the meeting.

      On September 22, 2004, the Company held a meeting of its Board of Directors in which management presented the revised term sheet and discussed the options available to the Company. The Special Committee delivered its recommendation to the Board of Directors, and the Board of Directors approved the restructured transaction and authorized management to finalize the term sheet and the Transaction Restructuring Agreement with such changes as management deems advisable. The Behrman Capital representative to the Company’s Board of Directors abstained, and all other members present approved the actions and recommend that the Company’s stockholders vote to approve the Merger Agreement and the Merger, as revised.

      The Transaction Restructuring Agreement was signed by all parties on September 24, 2004.

UPDATED SUMMARY OF TERMS OF THE MERGER

      The following information is a summary of the amendments to the material terms of the Merger Agreement that are contained in the Transaction Restructuring Agreement. While this summary describes amendments to the material terms of the Merger Agreement which are contained in the Transaction Restructuring Agreement, the Proxy Statement describes additional material terms of the Merger Agreement which have not been amended since August 31, 2004 and which are not described in this Proxy Supplement. The Transaction Restructuring Agreement is attached to this Proxy Supplement as Annex 1 and is incorporated by reference herein.

      We encourage you to carefully read in their entirety the Proxy Statement, the First Proxy Supplement and this Proxy Supplement, including the respective appendices, annexes and exhibits thereto, before conclusively determining how you will vote. Additional information about us has been filed with the Securities and Exchange Commission and is available as described in the section of the Proxy Statement entitled “OTHER INFORMATION — Where You Can Find More Information”.

      Pursuant to the Merger Agreement, as amended, Daleen Holdings will acquire us for an aggregate of $6.8 million in cash and Daleen Holdings stock, allocated as described in this Proxy Supplement. The reduction in aggregate consideration to be paid in the Merger will be completely borne by holders of our Series F Preferred Stock. Shares of our Common Stock, excluding shares held by Daleen Holdings and shares as to which appraisal rights are properly exercised under Delaware law, will continue to convert into the right to receive $0.0384 per share in cash at the effective time of the Merger.

      Allocation of Consideration. For purposes of the Merger, our Common Stock has continued to be valued at $1.8 million in the aggregate, or approximately $0.0384 per share, and our Series F Preferred Stock has been revalued at $5.0 million in the aggregate, or approximately $11.13 per share, as opposed to the previous valuation of $15.4 million in the aggregate, or approximately $34.28 per share. The aggregate merger consideration to be paid by Daleen Holdings under the Merger Agreement, as amended, would be allocated as follows:

•	Each share of our Common Stock outstanding at the effective time of the Merger, excluding shares held by Daleen Holdings, Behrman Capital and SEF and shares as to which appraisal rights are properly exercised under Delaware law, will convert into the right to receive $0.0384 per share in cash. Holders of our Common Stock, other than Daleen Holdings, will receive the same amount of cash consideration per share of Common Stock in the Merger as they would have received prior to the amendments to the Merger Agreement set forth in the Transaction Restructuring Agreement and described in this Proxy Supplement.

•	Each share of our Series F Preferred Stock outstanding at the effective time of the Merger, excluding shares held by Daleen Holdings and shares as to which appraisal rights are properly exercised under Delaware law, will convert into the right to receive 0.4452 fully paid and non-assessable shares of Daleen Holdings’ common stock. Holders of our Series F Preferred Stock will no longer be able to elect to receive a portion of their consideration in cash, as described in the Proxy Statement under “SUMMARY TERM SHEET — Terms of the Merger — Series F Preferred Stock Equity Election” and “THE MERGER AGREEMENT — Merger Consideration”. Previously, holders of Series F Preferred Stock who elected to receive solely Daleen Holdings common stock in exchange for their shares of Series F Preferred Stock would have received 1.3712 shares of Daleen Holdings common stock per share of Series F Preferred Stock.

•	Immediately prior to consummation of the Merger, Behrman Capital and SEF are contractually obligated to exchange their shares of our Series F Preferred Stock for an aggregate of 24,789 shares of Daleen Holdings’ preferred stock with an aggregate deemed value of $2,478,914. Previously, Behrman Capital and SEF were to receive for their shares of our Series F Preferred Stock an equivalent value of Daleen Holdings securities, consisting of 50,000 shares of Daleen Holdings preferred stock with an aggregate deemed value of $5 million and 105,402 shares of Daleen Holdings’ common stock with an aggregate deemed value of $2,635,056.

      Fairness Opinion. In considering the revised consideration to be received by our stockholders under the Merger Agreement, neither our Board of Directors nor the Special Committee requested or received an opinion regarding the fairness of the revised consideration to be received by holders of Series F Preferred Stock. The Board of Directors and the Special Committee separately determined that a new fairness opinion was not necessary because the per share cash consideration to be received by holders of our Common Stock remained unchanged as a result of the amendments to the Merger Agreement set forth in the Transaction Restructuring Agreement. The Board of Directors and the Special Committee also determined that a new fairness opinion was not necessary because holders of Series F Preferred Stock can elect to participate on a pro rata basis with Behrman Capital and SEF in their investments in Daleen Holdings pursuant to the investment agreement. See “UPDATE TO BACKGROUND OF THE MERGER” above. We also refer you to the section of the Proxy Statement titled “SPECIAL FACTORS — Opinion of Valuation Research Corporation” for a discussion of the fairness opinion previously given by Valuation Research Corporation with respect to the Merger and related transactions. Despite the determination by the Board of Directors and the Special Committee that a new fairness opinion was not necessary, the Special Committee has determined that the Merger Agreement, as amended by the Transaction Restructuring Agreement, and the transactions contemplated by it, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders including unaffiliated stockholders.

      Escrow Arrangement. Because the holders of Series F Preferred Stock will no longer be subject to any indemnification obligations under the Merger Agreement, the escrow arrangement described in the Proxy Statement under “SUMMARY TERM SHEET — Terms of the Merger — Escrow Arrangement” and “THE MERGER — Escrow Arrangement” has been eliminated in its entirety.

      Amendment to Definition of “Company Material Adverse Effect”. In addition to the exclusions previously set forth in the definition of “Company Material Adverse Effect” in the Merger Agreement, the following additional exclusions have been added:

•	any effect on the Company or its subsidiaries as a result of the announcement of the amendment to the Merger Agreement and the pendency of the Merger and related transactions;

•	any matters arising out of matters disclosed in the Merger Agreement, including in updated disclosure schedules to the Merger Agreement;

•	any effect on the Company or its subsidiaries arising out of economic or business conditions generally applicable to companies in the Company’s line of business; and

•	any and all matters relating to or arising out of the Protek stock purchase agreement, including any termination of that agreement.

      Non-Survival of Representations and Warranties. As amended, none of the representations and warranties in the Merger Agreement will survive the closing.

      Conditions to Completing the Merger. The obligations of each party to the Merger Agreement to complete the Merger have been amended, and the amendments are summarized as follows:

•	The closing of the Merger and related transactions will not in any way be conditioned upon any matter relating to, or arising out of, the Protek stock purchase agreement. As a result, the closing of the Merger is not dependent on the closing of the Protek acquisition;

•	Representations and warranties made in the Merger Agreement by the Company and by Daleen Holdings and Parallel Acquisition relating to the absence of litigation need not be made at the closing of the Merger and related transactions; and

•	The closing of the Merger and related transactions will not in any way be conditioned upon any matter relating to, or arising out of, certain specified litigation brought prior to the completion of the Merger and related transactions.

      The obligations of each party to the Merger Agreement to complete the Merger remain subject to the satisfaction or waiver of the following conditions:

•	The Merger Agreement must be approved and adopted by the requisite vote of our stockholders in accordance with Delaware law and our Certificate of Incorporation (see the descriptions in the Proxy Statement under “SUMMARY TERM SHEET — Required Vote” and “THE SPECIAL MEETING — Vote Required”);

•	Behrman Capital and SEF must have delivered all shares of our Series F Preferred Stock held by them to Daleen Holdings, and Daleen Holdings must have issued the number of fully paid and nonassessable shares of Daleen Holdings must have issued the number of fully paid and nonassessable shares of Daleen Holdings preferred stock in exchange for such shares of our Series F Preferred Stock as called for by the Merger Agreement;

•	All conditions to the consummation of the transactions contemplated by the investment agreement described above must have been satisfied (or, to the extent permitted, waived), save for (i) the closing of the Merger and (ii) those conditions which could only be satisfied by deliveries made at the closing under the investment agreement; and

•	No order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any governmental entity or court of competent jurisdiction which prohibits consummation of the Merger or any other transaction contemplated by the Merger Agreement, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated by the Merger Agreement, which makes the consummation of the Merger or any other transaction contemplated by the Merger Agreement illegal or substantially deprives Daleen Holdings of any of the anticipated benefits of the Merger or any other transaction contemplated by the Merger Agreement.

      Our obligation to complete the Merger remains subject to the satisfaction or waiver of the following further conditions:

•	The representations and warranties of Daleen Holdings and Parallel Acquisition contained in the Merger Agreement must be true and correct in accordance with materiality or “material adverse effect” qualifiers set forth in the Merger Agreement, as amended by the Transaction Restructuring Agreement;

•	Daleen Holdings and Parallel Acquisition must have fully performed in all material respects each of their covenants set forth in the Merger Agreement; and

•	Daleen Holdings and Parallel Acquisition must have delivered a certificate of an authorized officer of each of them as to the satisfaction of these conditions.

      The obligations of Daleen Holdings and Parallel Acquisition to complete the Merger remain subject to the satisfaction or waiver of the following further conditions:

•	our representations and warranties contained in the Merger Agreement must be true and correct in accordance with materiality or “material adverse effect” qualifiers set forth in the Merger Agreement;

•	we must have fully performed in all material respects our covenants set forth in the Merger Agreement;

•	we must have delivered a certificate of an authorized officer as to the satisfaction of the preceding two conditions; and

•	there must not have occurred as of the closing of the Merger any occurrence that has or reasonably would be expected to have a material adverse change in or effect upon our financial condition, business, operations or assets taken as a whole, or upon our ability to consummate the transactions contemplated by the Merger Agreement, other than:

•	any effect on the Company or its subsidiaries as a result of the announcement of the amendment to the Merger Agreement and the pendency of the Merger and related transactions;

•	any matters arising out of matters disclosed in the Merger Agreement, including in updated disclosure schedules to the Merger Agreement;

•	any effect on the Company or its subsidiaries arising out of economic or business conditions generally applicable to companies in the Company’s line of business;

•	any and all matters relating to or arising out of the Protek stock purchase agreement, including any termination of that agreement;

•	any changes of a general economic character applicable to all industries in a material region of our operations;

•	any changes resulting from our performance of our express obligations under the Merger Agreement;

•	any changes resulting from actions by us outside the ordinary course of business taken before the completion of the Merger with the prior written consent of Daleen Holdings;

•	any changes resulting from or relating to certain outstanding litigation; and

•	the realization of any contingent liability expressly disclosed to Daleen Holdings in the disclosure schedules to the Merger Agreement, but solely if and to the extent the specific dollar amount of the liability is disclosed.

      Our ability and the ability of Daleen Holdings to waive closing conditions remain materially limited by the rights of Quadrangle and Protek under the transaction support agreement described in the Proxy Statement under “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement.”

      Termination Date. The definition of the term “Termination Date” in the Merger Agreement has been amended to become January 31, 2005, as opposed to September 30, 2004.

UPDATED INFORMATION REGARDING TRANSACTIONS RELATED TO THE MERGER

      Investments in Daleen Holdings. The investment agreement by which the Quadrangle Investors, Behrman Capital and SEF agreed to make investments in Daleen Holdings concurrently with the completion of the Merger, which is described in the Proxy Statement under “SUMMARY TERM SHEET — Transactions Related to the Merger — Investments in Daleen Holdings” and “TRANSACTIONS RELATED TO THE MERGER — Investment Agreement”, has been amended in connection with the amendments to the Merger Agreement set forth in the Transaction Restructuring Agreement and described in this Proxy Supplement.

      Under the investment agreement, as amended, the amount which the Quadrangle Investors, Behrman Capital and SEF have agreed to invest in Daleen Holdings concurrently with the completion of the Merger has been amended to become an aggregate of $20.8 million in Daleen Holdings ($14.0 million by the Quadrangle Investors and $6.8 million by Behrman Capital and SEF, assuming no participation by holders of Series F Preferred Stock). In the event that the Protek acquisition is not completed, the Quadrangle Investors would be obligated to invest only $7.5 million, reducing the aggregate investment in Daleen Holdings under the investment agreement to $14.3 million. Holders of Series F Preferred Stock will be offered the ability to participate on a pro rata basis with Behrman Capital and SEF in their investments in Daleen Holdings pursuant to the investment agreement. Prior to these amendments to the investment agreement, the Quadrangle Investors were obligated to invest $25 million, and Behrman Capital and SEF were obligated to invest $5 million, in Daleen Holdings concurrently with the completion of the Merger. In addition, prior to these amendments to the investment agreement, holders of Series F Preferred Stock were given the opportunity to participate in the investment made by Behrman Capital and SEF, on a pro rata basis among other participating holders, but with the maximum amount to be invested by participating holders being limited to $1 million in the aggregate.

      Any amounts extended to the Company under the Behrman bridge facility by Behrman Capital or the Quadrangle Investors (see “— Behrman Capital Bridge Facility” below) will be cancelled at closing and credited against such party’s investment obligations under the investment agreement. In addition, cash amounts payable to Behrman Capital or SEF in respect of any shares of Common Stock held by either of them upon completion of the Merger will be credited against such party’s investment obligations under the investment agreement.

      Under the amended investment agreement, the respective obligations of the parties to the investment agreement are no longer conditioned upon the satisfaction or waiver of the conditions to the consummation of the transactions contemplated by the Protek stock purchase agreement. Further, consistent with the changes made to the definition of “Company Material Adverse Effect” in the Merger Agreement, the following exclusions have been added to the exclusions previously set forth in the definition of “Material Adverse Effect” in the investment agreement:

•	any effect on the Company or its affiliates as a result of the public announcement of the amendment to the Merger Agreement or the Transaction Restructuring Agreement and the pendency of transactions contemplated by the Transaction Restructuring Agreement;

•	any effects arising out of matters disclosed in the Protek stock purchase agreement and the Merger Agreement, including the respective disclosure schedules to those agreements updated as of September 24, 2004;

•	any changes arising out of economic or business conditions generally applicable to companies in the Company’s line of business; and

•	any change or effect relating to or arising out of the Protek stock purchase agreement, including any termination of the Protek stock purchase agreement.

      Behrman Capital Bridge Facility. The bridge loan facility established by the Company with Behrman Capital and SEF, which is described in the Proxy Statement under “SUMMARY TERM SHEET — Transactions Related to the Merger — Bridge Loan Facilities” and “TRANSACTIONS RELATED TO THE MERGER — Bridge Loan Facilities — Behrman Capital Bridge Facility”, has been amended in connection with the amendments to the Merger Agreement set forth in the Transaction Restructuring Agreement and described in this Proxy Supplement.

      The bridge facility also has been amended to include participation by the Quadrangle Investors. Behrman Capital now holds the security interest granted under the bridge loan facility for the joint benefit of the Quadrangle Investors, Behrman Capital and SEF. Under the amended bridge facility, on September 24, 2004, the Quadrangle Investors funded $7.5 million, and Behrman Capital funded $2,412,608, the balance available under the bridge loan facility.

      In addition, the bridge facility and related documents have been amended, including to effectuate the following changes:

•	The maximum amount which may be drawn by the Company under the bridge facility has been increased to $14.3 million;

•	The maximum amount of the proceeds under the bridge facility which may be used by us to fund the bridge loan by us to Protek which is described in the Proxy Statement under “SUMMARY TERM SHEET — Transactions Related to the Merger — Bridge Loan Facilities” and “TRANSACTIONS RELATED TO THE MERGER — Bridge Loan Facilities — Protek Bridge Facility”, has been changed to $4.0 million from $1.5 million;

•	The maturity date of the bridge facility has been moved forward to January 25, 2005;

•	Assignment of the notes received under the bridge facility by the lenders thereunder will be permitted; and

•	Advances under the Protek working capital bridge facility described in the Proxy Statement under “SUMMARY TERM SHEET — Transactions Related to the Merger — Bridge Loan Facilities” and “TRANSACTIONS RELATED TO THE MERGER — Bridge Loan Facilities — Protek Bridge Facility” will be restricted without consent of the Quadrangle Investors.

      Protek Bridge Facility. The bridge loan facility established by the Company with Protek, which is described in the Proxy Statement under “SUMMARY TERM SHEET — Transactions Related to the Merger — Bridge Loan Facilities” and “TRANSACTIONS RELATED TO THE MERGER — Bridge Loan Facilities — Protek Bridge Facility”, has been amended in connection with the amendments to the Merger Agreement set forth in the Transaction Restructuring Agreement and described in this Proxy Supplement.

      The bridge facility and related documents have been amended to effectuate the following changes:

•	The maximum amount which may be drawn by the Company under the bridge facility has been increased to $4.0 million from $1.5 million;

•	The maturity date of the bridge facility has been moved forward to January 31, 2005; and

•	Advances under the bridge facility will require the consent of the Quadrangle Investors.

      Protek Acquisition. The Protek stock purchase agreement has been amended in connection with the amendments to the Merger Agreement set forth in the Transaction Restructuring Agreement and described in this Proxy Supplement.

      Under the amended transaction terms, Daleen Holdings will pay an aggregate consideration consisting solely of:

•	an aggregate of up to 293,534 shares of Daleen Holdings common stock with an aggregate deemed value of $7,338,350, 24,000 shares of which with an aggregate deemed value of $600,000 being held in escrow pending Protek’s receipt of cash under certain customer bid bond arrangements on or before September 24, 2005; and

•	$461,640 in cash.

In addition, $500,000 of the initial drawing under the Protek bridge facility described below will be treated as a deposit and will be credited to Daleen Holdings’ payment of the purchase price at closing. Previously, Daleen Holdings was to pay an aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million in Daleen Holdings’ common stock and a post-closing performance bonus consisting of $1 million in cash and $1 million of Daleen Holdings common stock.

      In addition to the exclusions previously set forth in the definition of “Company Material Adverse Effect” in the Protek stock purchase agreement, the following additional exclusions have been added:

•	any effect on the Protek or its subsidiaries as a result of the announcement of the Transaction Restructuring Agreement and the pendency of the transactions contemplated by the Protek stock purchase agreement and the Transaction Restructuring Agreement;

•	any matters arising out of matters disclosed in updated disclosure schedules to the Protek stock purchase agreement, other than those arising out of or related to the Russian tax investigation which have not been disclosed as anticipated or expected in the disclosure schedules to the Protek stock purchase agreement; and

•	any changes arising out of economic or business conditions generally applicable to companies in Protek’s line of business.

      In addition, the Protek stock purchase agreement has been amended to effectuate the following changes:

•	Protek has agreed to coordinate with Daleen Holdings on matters related to the management of Protek between September 24, 2004 and the closing of the transactions contemplated by the Protek stock purchase agreement, including taking all actions necessary to coordinate the management of Protek with that of Daleen Holdings with respect to all operations that affect revenue, expenses, cash flow and balance sheet items;

•	Daleen Holdings’ right to terminate the Protek stock purchase agreement upon a material breach of the representations, warranties, covenants or agreements of Protek or any selling stockholder contained in the Protek stock purchase agreement has been amended to give Daleen Holdings the right to terminate if such a breach (other than with respect to litigation or claims and without reference to the term “prospects” in the representation made regarding the absence of certain changes) would result in a breach on the date of closing and is not curable or, if curable, is not cured within 30 calendar days after written notice of the breach is given by Daleen Holdings to Protek; and

•	The termination rights of the parties to the Protek stock purchase agreement previously effective as of September 30, 2004 will become effective instead on January 31, 2005.

      Voting Agreements. The voting agreements described in the Proxy Statement under “SUMMARY TERM SHEET — Transactions Related to the Merger — Voting Agreements” and “SPECIAL FACTORS — Voting Agreements” have been amended to affirm that the voting agreements continue to apply to the Merger Agreement, as amended by the Transaction Restructuring Agreement, and to prohibit the stockholders party to those voting agreements from exercising their voluntary conversion rights with respect to their shares of Series F Preferred Stock prior to completion of the Merger.

      Quadrangle Fee Letter. The fee letter described in the Proxy Statement under “TRANSACTIONS RELATED TO THE MERGER — Quadrangle Fee Letter” has been amended to provide for a payment by the Company to Quadrangle Advisors of a fee equal to $300,000 in consideration of the services described in the Proxy Statement. Previously, the amount of the fee payable to Quadrangle Advisors for these services was $400,000.

ADDITIONAL RISKS RELATED TO THE MERGER

      As described more fully in the Proxy Statement under “THE MERGER — Risks That the Merger Will Not Be Completed” and in the First Proxy Supplement under “RISKS THAT THE MERGER WILL NOT BE COMPLETED”, the completion of the Merger and related transaction is subject to various risks. Specifically, we will not be able to consummate the Merger and related transactions unless all closing conditions under the Merger Agreement and related agreements are satisfied (or, if permitted, waived), including but not limited to the conditions that there be no breach or event or condition resulting in a material adverse effect. Further, the ability of the Company and Daleen Holdings to waive material conditions in the Merger Agreement and related agreements without prior written consent of the Quadrangle Investors, Behrman, SEF, Protek and certain stockholders of Protek is limited by the transaction support agreement, which is described more fully in the Proxy Statement under “TRANSACTIONS RELATED TO THE MERGER — Transaction Support Agreement”. Under the transaction support agreement, no material representations, warranties, conditions, covenants or agreements in any of the transaction agreements can be amended, waived or modified, and no material conditions can be waived, without prior written consent of the other parties to the transaction agreement.

      Daleen Holdings’ ability to realize the expected benefits and synergies resulting from the Merger and related transactions, including the Protek acquisition, will depend in large part on the successful integration of our operations and personnel with those of Protek. By virtue of the Transaction Restructuring Agreement, the Merger and related transactions have been restructured such that the transactions contemplated by the Merger Agreement and the investment agreement described above are not dependent upon a concurrent closing of the Protek transaction. In the event that the Protek transaction does not close for any reason, Daleen Holdings would not be able to realize the expected benefits and synergies from such an integration, in which case Daleen Holdings’ financial condition could be materially adversely effected.

      If the Protek acquisition is not consummated, the amount that the Quadrangle Investors would be obligated to invest in Daleen Holdings would be reduced from $14.0 million to $7.5 million. In the event that the investment obligation of the Quadrangle Investors was reduced because the Protek acquisition were not consummated, Daleen Holdings may not have sufficient funds to operate its business as planned. Such a lack of sufficient funds could force Daleen Holdings to reduce or cease operations or seek additional financing. Any reduction in or cessation of operations could have a material adverse effect on Daleen Holdings. Further, there can be no assurance that additional financing will be available in such an event, or that, if available, the financing will be obtainable on terms acceptable to Daleen Holdings.

      There also is a risk that Protek’s Russian tax situation will not be definitively resolved prior to closing. If the tax situation is not resolved prior to closing, there will remain a possibility that the tax situation may result in material liabilities following the closing. The indemnification available to Daleen Holdings under the Protek stock purchase agreement is limited to an aggregate amount of $348,753, payable by the return and transfer to Daleen Holdings of the Daleen Holdings common stock paid to Protek’s selling stockholders at closing as consideration for their Protek shares, with such shares having a deemed value of $25 per share. As a result, the aggregate amount of indemnification available to Daleen Holdings may not be equal to or greater than the liabilities resulting from Protek’s Russian tax situation. Further, because there is no active trading market currently in existence for Daleen Holdings’ common stock, and there can be no assurance that an active trading market will develop, we may not be able to sell any shares that are returned to us by Protek’s selling stockholders in satisfaction of any indemnification obligation on favorable terms, or at all. In any such event, other assets or funds would have to be used to satisfy the liabilities, and Daleen Holdings and Protek may have insufficient assets or funds to pay, in part or in whole, any liabilities resulting from Protek’s Russian tax situation.

      Under the bridge loan facility described above under “UPDATED INFORMATION REGARDING TRANSACTIONS RELATED TO THE MERGER — Behrman Capital Bridge Facility”, the Quadrangle Investors have been included as additional lenders. The Quadrangle Investors will remain lenders under this bridge loan facility and will retain their rights under the bridge loan facility, including their security interest in all of our assets, even if the Merger is not completed for any reason. Unlike the other lenders under the bridge loan facility, the Quadrangle Investors do not own any shares of our Common Stock or Series F Preferred Stock. At any given time in the future, the interests of the Quadrangle Investors may conflict with the interests of our stockholders, and the Quadrangle Investors’ status as a secured lender could allow them to exert influence over our affairs that benefits the Quadrangle Investors to a greater degree, or at the expense of, our stockholders.

      As of August 20, 2004, the record date for the Special Meeting, stockholders party to the separate voting agreements described in the Proxy Statement under “SPECIAL FACTORS — Voting Agreements” held in the aggregate approximately 71% of the combined voting power of our outstanding Common Stock and Series F Preferred Stock, which is sufficient voting power in and of itself to approve and adopt the Merger Agreement at the Special Meeting. As a result of the risk described above and the other risks to the completion of the Merger and related transactions described in the Proxy Statement under “THE MERGER — Risks That the Merger Will Not Be Completed”, there can be no assurance that the Merger will be completed even if the requisite stockholder approval is obtained at the Special Meeting.

PROXIES FOR THE SPECIAL MEETING

      Enclosed is an updated proxy card or cards for your Common Stock and/or Series F Preferred Stock and a postage-paid, return envelope. If you have not already returned your completed proxy, please promptly complete, sign, date and mail the enclosed proxy card(s) (or, if applicable, by following the instructions for voting by telephone or via Internet supplied to you by your bank or brokerage firm). Unless you are present at the reconvened Special Meeting, we must receive your proxy card(s) on or before the opening of the reconvened Special Meeting at 9:00 a.m. local time, on October 15, 2004 in order for your shares to be voted at the reconvened Special Meeting. If you have already returned your proxy, you do not need to return the enclosed proxy with respect to the Special Meeting unless you wish to change your vote, as a result of the developments described in this Proxy Supplement or otherwise, which you may do by completing, signing, dating and mailing the enclosed proxy card(s) (or, if applicable, by following the instructions for voting by telephone or via Internet supplied to you by your bank or brokerage firm). This new proxy, if and when received prior to the voting of your shares at the reconvened Special Meeting beginning at 9:00 a.m., local time, on October 15, 2004, will supersede your earlier proxy. In any event, you may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting on October 15, 2004 by:

•	filing with our Corporate Secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card bearing a later date; or

•	appearing at the Special Meeting and voting in person.

      Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

QUESTIONS

      If, after reading this Proxy Supplement, you have additional questions about the Merger or other matters discussed in this Proxy Supplement, in the prior proxy supplement or in the Proxy Statement, you need additional copies of this Proxy Supplement, the prior proxy supplement or the Proxy Statement (which will be provided to you without charge) or you require assistance with voting your shares, please contact:

Dawn R. Landry

Vice President, General Counsel and Corporate Secretary
Daleen Technologies, Inc.
902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
(561) 981-2106

ANNEX 1

TRANSACTION RESTRUCTURING AGREEMENT

Transaction Restructuring Agreement

      This is a Transaction Restructuring Agreement (this “Agreement”) by and among (a) Daleen Technologies Inc., a Delaware corporation (“Daleen”), (b) Daleen Holdings, Inc, a Delaware corporation (“Holdings”), (c) Parallel Acquisition, Inc, a Delaware corporation, (“Acquisition Sub”), (d) Protek Telecommunications Solutions Limited, a corporation organized under the laws of England and Wales, whose principal place of business is located at 1 York Road, Maidenhead, Berkshire, United Kingdom (“Protek”), (e) Paul A. Beaumont, Geoff Butcher, Ian Watterson, Michael White, Michael Kersten and Barbara Krystyna Kalinowska (each, a “Protek Seller”), (f) Quadrangle Capital Partners LP, a Delaware limited partnership (“QCP”), Quadrangle Select Partners LP, a Delaware limited partnership (“QSP”), Quadrangle Capital Partners-A LP, a Delaware limited partnership (“QCP-A” and together with QCP and QSP, the “Quadrangle Entities”), (g) Behrman Capital II, L.P., a Delaware limited partnership (“Behrman”), (h) Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership (“SEF”), (i) Protek Network Management (UK) Limited, a company formed under the laws of England and Wales, that is a wholly-owned subsidiary of Protek and (j) Quadrangle Advisors LLC, a Delaware limited liability company.

      Reference is made to the following agreements, each dated as of May 7, 2004: the Stock Purchase Agreement by and among Protek, the Protek Sellers and Holdings (together with the exhibits and schedules thereto, the “Stock Purchase Agreement”); the Investment Agreement by and among Holdings, the Quadrangle Entities, Behrman and SEF (together with the exhibits and schedules thereto, the “Investment Agreement”); the Agreement and Plan of Merger and Share Exchange by and among Daleen, Holdings, Acquisition Sub, Behrman and SEF (together with the exhibits and schedules thereto, the “Merger Agreement”); and the Transaction Support Agreement by and among the Quadrangle Entities, Behrman, SEF, Daleen, Holdings, Protek and certain of the Protek Sellers (the “Transaction Support Agreement” and, together with the Stock Purchase Agreement, the Merger Agreement and the Investment Agreement, the “Transaction Agreements”). Capitalized terms used without further definition in this Agreement have the meaning given to them in the respective Transaction Agreement in respect of which such term is used below.

      This Agreement is intended to implement the agreed upon amendments to the Transaction Agreements and related agreements referenced therein collectively set forth in the Preliminary Proposed Term Sheet, dated as of September 24, 2004, referencing the Investment Agreement, the Merger Agreement and the Transaction Support Agreement, by and among certain of the parties to this Agreement (the “Daleen Term Sheet”) and in the Preliminary Proposed Term Sheet, dated as of September 24, 2004, referencing the Stock Purchase Agreement by and among certain of the parties to this Agreement (the “Protek Term Sheet,” and collectively with the Daleen Term Sheet, the “Term Sheets”). Except as expressly set forth in Section F below, upon execution and delivery of this Agreement by all parties hereto, the Term Sheets shall be superceded and will be of no further force or effect.

      In consideration of the foregoing premises and the mutual promises set forth below, the undersigned parties hereby agree as follows:

A. Modification of Stock Purchase Agreement. The Stock Purchase Agreement is amended as follows:

      1. Section 3.1 of the Stock Purchase Agreement shall be deleted and replaced in its entirety with the following:

“Purchase Price. As full payment of the purchase price for (a) the Shares and (b) the conversion of all options held by the Converting Optionholders (the “Purchase Price”), Buyer shall, at Closing, (a) deliver to the Selling Shareholders an aggregate of 166,414 shares of Common Equity of Buyer (the “Common Equity Consideration”), to be allocated among the Selling Shareholders and Converting Optionholders as set forth on Exhibit J attached hereto, together with certificates representing the same, the further transfer of which shall be restricted under the United States Securities Act of 1933, as amended (the “Securities Act”), (b) deliver $200,000 in cash to Butcher, and (c) deliver to the Converting Optionholders fully vested options in respect of an aggregate of 47,120 shares of the Common Equity of Buyer as set forth on Exhibit J attached hereto. The parties hereto agree that each share of

Common Equity of Buyer shall be deemed, solely for purposes of this Agreement, to have a value per share of Common Equity of $25.

Twenty-four thousand (24,000) shares of the Common Equity Consideration and shares of Common Equity of the Buyer underlying the fully-vested options shall not be distributed at Closing and shall be held by Daleen Holdings for release upon receipt of cash under certain arrangements as set forth on Exhibit J-1 attached hereto. Upon receipt of any amounts (as a result of full or partial payment) referenced on Exhibit J-1, shares of, and options to acquire, Daleen Holdings’ Common Stock (valued as set forth above) representing the dollar value of the cash so received (based on the exchange rate at that time) shall be distributed amongst the Sellers pro rata in accordance with the “Escrow Equity” set forth beside each such Sellers’ name on Exhibit J. No fractional shares or options to purchase fractional shares shall be distributed pursuant to the foregoing and any such fractional shares shall be subject to distribution upon the next distribution event. Upon receipt of all amounts by September 24, 2005, all such “Escrow Equity” set forth beside the name of each such Seller on Exhibit J attached hereto shall be released without regard to aggregate dollar values of cash so received. If any amounts set forth on Exhibit J-1 attached hereto are not received by September 24, 2005, Common Equity Consideration and options to acquire Common Equity of the Buyer with a value equal to the amounts so not received, pro rata among the Sellers, shall be deemed returned to Daleen Holdings as indemnification therefor and promptly cancelled and the balance (if any) of any such shares or options still being held by Daleen Holdings shall be distributed to the appropriate Sellers.

In addition to the foregoing, Buyer shall assume, pay and perform the Company’s obligations (i) set forth on Exhibit K attached hereto, (ii) arising under all executory contracts and leases, (iii) statutory contributions required under the laws of the United Kingdom to be made by the Company’s optionholders in connection with the exercise of options upon consummation of the transactions contemplated by this Agreement, (iv) described in Section 7.1(o)(i) and (v) incurred after September 24, 2004 and approved by Quadrangle (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, the Buyer shall not assume, pay or discharge any of the Liabilities of the Company, whether fixed, unliquidated, contingent or otherwise, which arise out of or relate to periods prior to the Closing other than the Assumed Liabilities (the “Retained Liabilities”) and the Retained Liabilities shall hereby be assigned to the Sellers concurrent with the Closing. The Assumed Liabilities shall hereby be assigned to the Buyer concurrent with the Closing. The Buyer hereby agrees to assume and timely pay and discharge the Assumed Liabilities and the Sellers hereby agree to assume and timely pay and discharge the Retained Liabilities on and after the Closing. In addition to the obligations set forth in Section 11 hereof, each of the Buyer and the Sellers shall defend, protect, indemnify, and hold harmless the others and its affiliates from and against any and all loss, cost, liability, expense, claim, action, damages, and fines (including those arising from the loss of life, personal injury and/or property damage), including reasonable attorneys’ fees, directly or indirectly arising from or out of any failure by such party to perform his or its obligations, or any breach or violation of his or its obligations, with respect to the foregoing assignment and assumption from and after the Closing Date.”

Schedule A attached hereto shall be attached to the Stock Purchase Agreement as Exhibit J thereto, Schedule A-1 attached hereto shall be attached to the Stock Purchase Agreement as Exhibit J-1 and Schedule B attached hereto shall be attached to the Stock Purchase Agreement as Exhibit K thereto.

      2. The second sentence of Section 3.8 shall be deleted and replaced with the following:

“Of this amount, Protek and the Buyer agree that $500,000 (such amount, the “Deposit”) shall be treated, and Protek shall cause PNM(UK)L to treat such amount, as follows: The full amount of the Deposit shall be deemed additional purchase price payable to the Company under Section 3.1 at Closing.”

      3. Section 6.4 shall be amended by replacing (a) the reference to “300,000” with “208,000”, (b) the reference to “50,000” with “24,789” and (c) the reference to “504,000” with “347,257.”

      4. Section 7.1(a) shall be amended by adding the following sentence to the end of such section:

“The parties hereby agree and acknowledge that no material business decision shall be made or effected by Protek or any of its Subsidiaries between September 24, 2004 and Closing without the prior written consent of the chief executive officer of Daleen and that any business decision that affects the revenue, expenses, cash flow and balance sheet (and items comprising the same) must be subject to prior coordination with the chief executive officer of Daleen. To better effect this coordination and consent and in addition to the obligations set forth in Section 7.1(b) hereof, the management of Protek shall provide to the chief executive officer of Daleen current (at least once a week or, more frequently, if similar reports are produced more frequently by Daleen) and detailed (in accordance with past practice and custom and containing, at the very least, information which is equivalent to that similarly included in reports internally by Daleen’s management) financial reports. The chief executive officer of Daleen shall meet by teleconference with the chief executive officer and chief financial officer of Protek no less than once a week to discuss ordinary course business matters of Protek (such meetings to be in addition to and not in lieu of discussions in respect of preparations for closing and post-closing combined operations).”

      5. The first sentence of the second paragraph of Section 7.1(d) shall be amended to replace the reference to “the date hereof” with “September 24, 2004.”

      6. Clause (b) of Section 7.1(n)(ii) shall be deleted and replaced in its entirety with the following:

“(b) the Company shall, and the Sellers shall cause the Company to, offer to pay in cash to each holder of Options, in consideration of the consensual cancellation thereof, an amount equal to (a) the aggregate value of the Buyer Common Equity (determined in accordance with Section 3.1) delivered at Closing in respect of each Non-Voting Ordinary Share held by a Converting Optionholder times (b) the number of Non-Voting Ordinary Shares subject to such Option;”

      7. Section 7.1(o) shall be deleted and shall be replaced in its entirety with the following:

“Liabilities of the Company. At the Closing, the only Liabilities of the Company and the Company Subs shall be (i) trade payables of an amount and type consistent with the Ordinary Course of the Company’s and the Company Subs’ business and the Company’s and the Company Subs’ past practice, (ii) Assumed Liabilities and (iii) such Retained Liabilities as shall have been jointly and severally assumed by the Sellers pursuant to Section 3.1 hereof.”

      8. Section 7.1(r)(iii)(3) shall be deleted and replaced in its entirety with the following:

“waives the application of Article 7 of the Articles of Association of the Company to the deliveries to be made at Closing;”

      9. Section 7.2(b) shall be amended by deleting the first sentence and replacing in its entirety with the following:

“The Sellers and their respective Affiliates and Associates shall not, from the date of this Agreement until the six-month anniversary of the Closing (with respect to Butcher and Kalinowska, until the Closing), directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing or advice to, or otherwise be connected in any manner with any Restricted Business.”

      10. Section 8.2 shall be amended by inserting the following parenthetical “(other than those set forth in Sections 4.13 and 5.3 and without reference to the term “prospects” in Section 4.7(i))” after the word “Agreement” and before the words “, or otherwise.”

      11. Section 8.11 shall be amended by replacing the reference to “February 29, 2004” therein with “September 24, 2004.”

      12. Section 9.5 shall be amended by deleting its title and replacing the same with “Delivery of Common Equity Consideration and other Consideration” and deleting the words “the Total Cash Purchase Price and” therein and replacing them with “the cash payable pursuant to Section 3.1 hereof”.

      13. Section 10 shall be deleted and replaced in its entirety with the following:

“None of the representations or warranties in this Agreement (other than those set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.21, 5.1 and 5.2, which shall survive the Closing indefinitely) shall survive the Closing. Following consummation of the Closing, any breach of representations or warranties by any party shall be deemed to be waived by all other parties, and such other parties shall be deemed to fully release and forever discharge the breaching party on account of any and all claims, demands or charges, known or unknown with respect to the same, except that nothing in this Section 10 shall be construed so as to limit the ability of any party to bring a claim or action against any other person for fraud committed directly by such person. The foregoing provision shall not limit any covenant or agreement of any of the parties which by its terms contemplates performance after the Closing.”

      14. Section 12.1(ii) shall be revised by replacing the reference to “September 30, 2004” therein with “January 31, 2005.”

      15. Section 12.1(iii) shall be deleted and replaced in its entirety with the following:

“by Buyer, if there shall have occurred, on the part of the Company or the Sellers, a breach of any representation, warranty, covenant or agreement contained in this Agreement (other than those set forth in Sections 4.13 and 5.3 and without reference to the term “prospects” in Section 4.7(i)) that (x) would result in a failure of a condition set forth in Section 8.1 or 8.2 and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by Buyer to the Company;”

      16. The definition of “Company Material Adverse Effect” shall be amended by adding the following new clauses to the end of such definition:

(g) any effect on the Company or its Affiliates as a result of the public announcement of the Term Sheets or this Agreement and the pendency of the transactions contemplated by the Transaction Agreements;

(h) any effects arising out of matters disclosed in the disclosure schedules delivered by the Company other than those arising out of or related to the Russian Investigation which have not been disclosed as anticipated or expected in such schedules; and

(i) any changes arising out of economic or business conditions generally applicable to companies in the Company’s and its Subsidiaries’ line of business.

      19. Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9, 3.10, 7.1(n)(iii), 7.1(h), 7.2(h), 8.18, 9.7 and 11 of the Stock Purchase Agreement shall be deleted, together with all references thereto. Exhibits B, D and I to the Stock Purchase Agreement shall be deleted and all references thereto shall be deleted. The second sentence of Section 7.1(m) and the last sentence of Section 13.6 shall be deleted.

B. Modifications to the Protek Bridge Agreement. The Protek Bridge Agreement (as defined in the Stock Purchase Agreement) is hereby amended as follows:

      1. Clause (c) under the definition of “Repayment Date” shall be deleted and replaced in its entirety with “31 January 2005.”

      2. “Sub-Facility A Amount” shall be revised to mean and refer to US$4,000,000.”

      3. Section 5.1 shall be amended by adding the following clause to the end thereof:

“(g) Quadrangle (as defined in the Definitive Agreement) has consented to such Advance.”

C. Modification of Investment Agreement. The Investment Agreement is hereby amended as follows:

      1. The number of shares of Series A Preferred Stock set forth next to the name of each Quadrangle Investor and each Behrman Investor shall be amended to reflect the number of shares of Series A Preferred Stock set forth next to the names of each Quadrangle Investor and each Behrman Investor on Schedule C to this Agreement, subject to adjustment as contemplated by Section 1(c) of the Investment Agreement.

      2. Section 1(a) shall be amended by inserting the words “or by assignment of the promissory notes made by Daleen in favor of the Quadrangle Investors” after the word “funds” and before “at the Closing.”

      3. Section 1(b) shall be amended by adding the following to the end of such section, “and the right to receive $827,391.59 under Section 1.1(d) of the Merger Agreement.”

      4. Section 1(c) shall be amended by (a) replacing the reference to “the date hereof” with “September 24, 2004”, (b) replacing the reference to “ten (10) days” with “five (5) days” and (c) the term “Additional Investors Maximum Purchase Amount” shall be amended to mean and refer to an aggregate Offering Price of $3,428,676.

      5. The penultimate sentence of Section 2 shall be amended by inserting the words “in a manner permitted by Section 1” after the words “wire transfer” and before the words “, or any combination thereof.”

      6. The term “Minimum Offering Amount” shall mean and refer to $20,800,000.

      7. Section 6.1(c) shall be amended by replacing the words “the date hereof” with “September 24, 2004.”

      8. Sections 6.3(c), 9.3(b) and 9.3(g)(ii) shall be deleted.

      9. Section 9.3(g) shall be amended to replace the reference to “September 30, 2004” with “January 31, 2005.”

      10. Section 9.3(f) shall be deleted and replaced in its entirety with the following:

“may be terminated by the Quadrangle Investors, if, prior to any termination of the Protek Stock Purchase Agreement or delivery of a termination notice under the Protek Stock Purchase Agreement, each in accordance with its terms, there shall have occurred, on the part of Protek or any Seller, a breach of any representation, warranty, covenant or agreement contained in the Protek Stock Purchase Agreement (other than those set forth in Sections 4.13 and 5.3 thereof and without reference to the term “prospects” in Section 4.7(i) thereof) that (x) would result in a failure of a condition set forth in Section 8.1 or 8.2 thereof and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by the Company to Protek;”

The parties hereto acknowledge and agree that this revision is not intended to condition the transactions contemplated in the Investment Agreement and the Merger Agreement upon consummation of the transactions contemplated by the Stock Purchase Agreement.

      11. “Material Adverse Effect” shall be amended by adding the following to the end of the definition “, any effect on the Company or its Affiliates as a result of the public announcement of the Term Sheets or this Agreement and the pendency of the transactions contemplated by the Transaction Documents, any effects arising out of matters disclosed in the Protek Stock Purchase Agreement and Daleen Merger Agreement (including the disclosure schedules thereto updated as of September 24, 2004), any changes arising out of economic or business conditions generally to companies in the Company’s line of business and any change of effect relating to or arising out of the Protek Stock Purchase Agreement, including any termination thereof.”

      12. The Certificate of Designations (Exhibit B to the Investment Agreement) shall be amended by deleting the second, third, penultimate and last sentences of Section 2(a) thereof and deleting clause (A)(1)(y) of the definition of “Additional Shares of Common Stock.”

      13. The Stockholders’ Agreement (Exhibit C to the Investment Agreement) shall be amended by (a) revising the definition of “Exempted Issuance” by replacing the word “including” in clause (i) thereof with the words “other than” and adding “Daleen Merger Agreement (as defined in the Investment Agreement) and” immediately after the words “pursuant to” in clause (i) and (b) revising Section 3.2 by inserting the parenthetical, “(after taking into account, and subject to, liquidation preferences set forth in the Certificate of Designations (as defined in the Investment Agreement) such that amounts distributed in respect of different classes of stock need not be the same if such difference arises as a result of observation of the liquidation preferences reflected therein)” after the words “at the same price per share.”

      14. The Registration Rights Agreement (Exhibit D to the Investment Agreement) shall be revised by deleting clauses (i) and (ii) of Section 3.1(d) and replacing the same with “all Registrable Securities requested to be included in such registration by the Selling Holders holding securities set forth in clauses (a), (b) and (c) of the definition of “Registrable Securities,” in each case, allocated pro rata, as nearly as practical, to the respective amounts of Registrable Securities held by the Selling Holders (with all calculations pursuant to this sentence to be made excluding any Selling Holders who withdraw its request for registration as provided in the immediately following sentence).”

D. Modifications to the Bridge Loan Agreement (as defined in the Investment Agreement). The Bridge Loan Agreement is hereby amended as follows:

      1. The Quadrangle Entities shall be added as Lenders under the Bridge Loan Agreement. The Borrower shall deliver Notes to the Quadrangle Entities in the amounts set forth herein concurrently with the execution of this Agreement.

      2. Section 1.1 of the Bridge Loan Agreement shall be amended by replacing the reference to “$5.1 million” to “$14.3 million” and replacing the reference to “May 25, 2005” with “January 25, 2005.” The maximum principal amount set forth beneath each Lender’s respective signature shall be amended to reflect the amounts set forth on Schedule D attached hereto. Section 1.1 shall be further amended by adding the following sentence to the end of such section:

“The Quadrangle Entities agree to fund $7,500,000 on September 24, 2004 and thereafter all additional loans shall be funded 50% by Behrman and SEF and 50% by the Quadrangle Entities.”

      3. The second sentence of Section 1.2(b) is deleted.

      4. Section 1.2(d) shall be amended be replacing the reference to “Lenders” therein with “Behrman, on behalf of the Lenders”.

      5. A new Section 1.2(e) shall be inserted to read as follows:

“Behrman hereby holds the security interest granted in Section 1.2(d) above under and subject to the terms and conditions set forth in this Section 1.2(e) for the benefit of the Lenders. Behrman shall take such action with respect to the security interest granted herein as mutually agreed to by the Lenders. Behrman shall be responsible to disburse all proceeds from the security interests granted herein to the Lenders, pro rata based on the amounts extended hereunder, promptly upon receipt. Behrman shall not be personally liable for any acts, omissions, errors of judgment or mistakes of fact or law made, taken or omitted to be made or taken by it in accordance with this Agreement in respect of the security interests granted hereunder (including, without limitation, acts, omissions, errors or mistakes with respect to the collateral), except for those arising out of or in connection with Behrman’s gross negligence or willful misconduct.”

      6. All references to “Lender” or “Lenders” in Section 1.3 shall be amended to refer instead to “Behrman and/or SEF.”

      7. Section 3(a) shall be amended by replacing the reference to ‘$1,500,000” with “$4,000,000” and by adding “; provided, that, any such advances under the Protek Facility on or after September 24, 2004 shall require the consent of the Quadrangle Entities.”

      8. The following shall be inserted as new sections under Section 8:

“8.4 Daleen Merger Agreement. The Borrower shall not take any of the actions prohibited by (nor omit to take any of the actions required by) Article V of the Daleen Merger Agreement as in effect as of the date hereof (it being understood that a termination of the Daleen Merger Agreement shall not affect this covenant or the terms contained therein).

8.5 Affirmative Covenants. The Borrower shall (a) timely pay its taxes when due, (b) maintain its good standing in its jurisdiction or organization and in all jurisdictions in which it is qualified to do business, and (c) be bound by Section 9 of the Registration Rights Agreement (Exhibit D to the

Investment Agreement) as if the covenants of Daleen Holdings therein were, mutatis mutandi, covenants of the Borrower (excluding, however, the covenants in paragraphs (d) (reservation of stock), (e) (restrictive covenant agreements), (f) (indemnification agreements), (g) (subsidiary boards), (h) (equity incentive plan) and (i) (insurance), and the Lenders shall be entitled to all of the rights of the Qualified Holders and holders of Registrable Securities contemplated thereunder.”

      9. Exhibit A to the Bridge Loan Agreement shall be amended by replacing the reference to “May 1, 2005” in clause (a) of the definition of “Maturity Date” therein with “January 1, 2005.”

E. Modifications to the Merger Agreement. The Merger Agreement shall hereby be amended as follows:

      1. Section 1.01(c) shall be amended by (a) replacing clauses (x) and (y) thereof with “0.1113 shares of Parent PIK Preferred”, (b) deleting the proviso after clause (y), (c) amending the definition of “Series F Value” to mean and refer to “11.13 per share of Daleen Series F Preferred Stock” and (d) deleting the words “and Common Stock” in the penultimate sentence thereof. Exhibit A to the Merger Agreement shall be replaced in its entirety with Exhibit A attached hereto.

      2. Section 2.01(a) shall be amended by deleting clauses (i) and (ii) therein and the language thereafter and replacing the same with “0.4452 shares of fully paid and nonassessable shares of Parent Common Stock.”

      3. Sections 2.02, 2.05, 7.02(c)(ii), 7.02(d) and 7.02(e) shall be deleted.

      4. Section 4.02 shall be amended by deleting the third sentence therein and replacing the same in its entirety with the following:

“Immediately after Closing, the issued shares of capital stock of Parent shall consist solely of (a) the shares of Parent PIK Preferred and Parent Common Stock to be issued under this Agreement, (b) 208,000 shares of Parent Series A PIK Preferred to be issued under the Investment Agreement, (c) 246,414 shares of Parent Common Stock to be issued under the Protek Agreement and the Side Purchase Agreements referenced therein, (d) shares of Parent Common Stock subject to options to be granted under the Management Incentive Plan of Parent and under the Protek Agreement, and (e) 100 shares of Parent’s Junior Preferred Stock.”

      5. Section 7.03(a) shall be amended by inserting the parenthetical “(other than Section 3.10)” immediately before clause (i) therein.

      6. Section 7.04(a) shall be amended by inserting the parenthetical “(other than Section 4.05)” immediately before clause (i) therein.

      7. Section 7.04(e) shall be amended by replacing the reference to “the date hereof” with “September 24, 2004” and deleting the words after “Company Material Adverse Effect.”

      8. Section 8.01(c) shall be amended by replacing the reference to “September 30, 2004” therein with “January 31, 2005.”

      9. Article IX shall be deleted in its entirety.

      10. The first sentence Section 10.01 shall be deleted and replaced in its entirety with the following:

“None of the representations or warranties in this Agreement shall survive the Closing. Following consummation of the Closing, any breach of representations or warranties by any party shall be deemed to be waived by all other parties, and such other parties shall be deemed to fully release and forever discharge the breaching party on account of any and all claims, demands or charges, known or unknown with respect to the same, except that nothing in this Section 10.01 shall be construed so as to limit the ability of any party to bring a claim or action against any other person for fraud committed directly by such person. The foregoing provision shall not limit any covenant or agreement of any of the parties which by its terms contemplates performance after the Closing.”

      11. The definition of “Company Material Adverse Effect” shall be amended by inserting the following clauses at the end of such definition:

“(g) any effect on Company or its Subsidiaries as a result of the public announcement of the Term Sheets or this Agreement and the pendency of the transactions contemplated by the Transaction Agreements;

(h) any effects arising out of matters disclosed in this Agreement and the schedules hereto;

(i) any changes arising out of economic or business conditions generally to companies in the Company’s line of business; or

(j) any change or effect relating to or arising out of the Protek Agreement, including any termination thereof.”

F. Modification to Transaction Support Agreement. Section 1 of the Transaction Support Agreement is hereby amended by inserting “if not otherwise terminated prior thereto,” after the words “Daleen Agreement” and immediately prior to “Sections 8 and 9 of the Protek Agreement.” Section 3 shall be amended by inserting “(other than the Protek Agreement)” after the first reference to “Transaction Agreement” therein. A new Section 13 shall be inserted to read as follows:

      “13. Termination. Upon termination of the Protek Agreement in accordance with the terms set forth therein, Protek, Beaumont, Butcher and Watterson shall no longer have any rights or obligations under this Agreement. In addition, upon any such termination of the Protek Agreement, the remaining parties hereby agree to use all commercially reasonable efforts to amend the Transaction Agreements and related agreements to reflect the terms set forth in the term sheet among the other parties hereto dated as of September 24, 2004, in the event of an acquisition of Daleen without Protek.”

G. Other Corresponding Modifications to Transaction Agreements. The recitals contained in the Transaction Agreements and cross-references in the Transaction Agreements are hereby modified in accordance with the amendments to the Transaction Agreements and the related agreements contemplated herein. Schedules attached hereto shall be incorporated by reference into the document in which they are so referenced pursuant to the terms contained in this Agreement. The Schedules to the Stock Purchase Agreement referenced, and intended to qualify representations set forth, in Article 4 thereof shall be modified to reflect the revisions set forth in Schedule E attached hereto (as so modified, the “Updated Protek Schedules”) and the Company Disclosure Schedules shall be modified to reflect the revisions set forth in Schedule F attached hereto (as so modified, the “Updated Daleen Schedules”). Defined terms no longer used shall be deleted and references to terms defined in sections which have been deleted shall continue to have the meaning set forth in such deleted section, such deletion notwithstanding. All references to the Transaction Agreements and the related agreements herein and therein shall mean and refer to such agreement, as amended by this Agreement (including amendments to the schedules and exhibits thereto).

H. Modifications to Voting Agreements. The parties to this Agreement acknowledge that the Voting Agreements (as defined in the Merger Agreement) have been amended as contemplated by the Daleen Term Sheet.

I. Modifications to Transaction Fee. The side letter by and among Daleen, Daleen Holdings and Quadrangle Advisors LLC shall be hereby amended by replacing the reference to “$400,000” therein with “$300,000.”

I. No Admissions. This Agreement is entered into in order to effect the premises set forth above, to compromise and settle certain disputed claims and to avoid litigation, and nothing contained in this Agreement shall constitute or be deemed an admission of breach, default, liability or fault on the part of any party hereto, each of which specifically denies any such breach, default, liability or fault. This Agreement does not constitute a release of any claim that any party may have under the Transaction Agreements, as amended hereby. Notwithstanding, the parties agree and acknowledge that upon execution and delivery of this Agreement, no claims may be made with respect to the provisions and disclosures which have been superceded specifically hereby. It is understood and acknowledged by all parties that the settlement and compromise contemplated by this Agreement shall be effective only upon the consummation of the transactions contemplated by this Agreement.

J. Representations and Warranties. Protek and the Sellers hereby make the representations and warranties set forth in Sections 4 and 5 (without taking into account the reference to the word “prospects” in Section 4.7(i)) of the Stock Purchase Agreement, as modified by the Updated Protek Schedules. In addition, Protek and the Sellers confirm that they have complied to date with the obligations set forth in Section 7.1(n)(ii) of the Stock Purchase Agreement. Daleen hereby makes the representations and warranties set forth in Article III of the Merger Agreement, as modified by the Updated Daleen Schedules.

K. Miscellaneous. Except as modified or amended by this Agreement, each of the Transaction Agreements shall continue unaltered and in full force and effect. This Agreement shall be governed by the law of the State of New York (but, in respect of the amendments made to the Investment Agreement, by the law of the State of Delaware), without regard to any principles of conflict of laws that would require the application of the law of another jurisdiction. The undersigned consent to the jurisdiction of and venue in any state or federal court located in the City of New York, State of New York in any action relating to this Agreement. Together with the Transaction Agreements, this Agreement constitutes the entire understanding of the parties in respect of the subject matter of this Agreement and may only be amended in writing by a document signing by each party hereto. This Agreement may be signed in counterparts.

[Remainder of page left blank; signature pages follow]

Intending to be bound hereby, the undersigned have executed and delivered this Agreement as of this 24th day of September, 2004.

QUADRANGLE CAPITAL PARTNERS LP

By:	Quadrangle GP Investors LP, its General Partner

By:	Quadrangle GP Investors LLC, its General Partner

By:	/s/ MICHAEL HUBER

Name:	Michael Huber

Title:	Managing Principal

QUADRANGLE SELECT PARTNERS LP

By:	Quadrangle GP Investors LP, its General Partner

By:	Quadrangle GP Investors LLC, its General Partner

By:	/s/ MICHAEL HUBER

Name:	Michael Huber

Title:	Managing Principal

QUADRANGLE CAPITAL PARTNERS-A LP

By:	Quadrangle GP Investors LP, its General Partner

By:	Quadrangle GP Investors LLC, its General

Partner

By:	/s/ MICHAEL HUBER

Name:	Michael Huber

Title:	Managing Principal

      Intending to be bound hereby, the undersigned have executed and delivered this Agreement as of this 24th day of September, 2004.

DALEEN TECHNOLOGIES, INC.

By:	/s/ GORDON QUICK

Name:	Gordon Quick

Title:	Pres. & CEO

DALEEN HOLDINGS, INC.

By:	/s/ GORDON QUICK

Name:	Gordon Quick

Title:	CEO & Treas.

PARALLEL ACQUISITION, INC.

By:	/s/ GORDON QUICK

Name:	Gordon Quick

Title:	CEO & Treas.

      Intending to be bound hereby, the undersigned have executed and delivered this Agreement as of this 24th day of September, 2004.

BEHRMAN CAPITAL II, L.P.

Behrman Brothers, LLC, its General Partner

By:	/s/ GRANT G. BEHRMAN

Name:	Grant G. Behrman

Title:	Managing Member

STRATEGIC ENTREPRENEUR FUND II, L.P.

By:	/s/ GRANT G. BEHRMAN

Name:	Grant G. Behrman

Title:	General Partner

      Intending to be bound hereby, the undersigned have executed and delivered this Agreement as of this 24th day of September, 2004.

PROTEK TELECOMMUNICATIONS SOLUTIONS LIMITED

By:	/s/ P. A. BEAUMONT

Name: P. A. Beaumont

Title:	CEO

PROTEK NETWORK MANAGEMENT (UK) LIMITED

By:	/s/ P. A. BEAUMONT

Name: P. A. Beaumont

Title:	Director

PAUL A. BEAUMONT

/s/ PAUL A. BEAUMONT

GEOFF BUTCHER

/s/ GEOFF BUTCHER

IAN WATTERSON

/s/ IAN WATTERSON

MICHAEL WHITE

/s/ MICHAEL WHITE

MICHAEL KERSTEN

/s/ MICHAEL KERSTEN

BARBARA KRYSTYNA KALINOWSKA

Acting by her attorney Martin Coakley

/s/ MARTIN COAKLEY

      Intending to be bound hereby, the undersigned have executed and delivered this Agreement as of this 24th day of September, 2004.

QUADRANGLE ADVISORS LLC

By:	/s/ DAVID TANNER

Name: David Tanner

Title:	Managing Member

EXHIBIT A

Exchanged Shares

	Daleen Common Stock	Daleen Series F Preferred Stock

Behrman Capital II, L.P.	21,258,417	219,744
Strategic Entrepreneurship Fund II, L.P.	288,239	2,980

DALEEN TECHNOLOGIES, INC.

SERIES F CONVERTIBLE

PREFERRED STOCKHOLDER PROXY

This Series F Convertible Preferred Stockholder Proxy is Solicited

on Behalf of the Board of Directors of Daleen Technologies, Inc.
for the Special Meeting of Stockholders on September 28, 2004

     The undersigned hereby appoints Gordon Quick and Dawn R. Landry, and each of them, as the attorneys and proxies of the undersigned with full power of substitution, to represent the undersigned and to vote all shares Series F Convertible Preferred Stock of Daleen Technologies, Inc., a Delaware corporation (the “Company”) held of record by the undersigned as of August 20, 2004, at the special meeting of the stockholders of the Company to be held at 9:00 a.m., local time, on September 28, 2004 at the corporate headquarters of Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida, and at any adjournment or postponement thereof (the “Special Meeting”) as designated hereon and in their discretion as to other matters.

     Each of the proposals set forth on the reverse face of this proxy is described in greater detail in the Proxy Statement dated August 31, 2004 (the “Proxy Statement”) and the supplement to the Proxy Statement dated September 28, 2004 of the Company relating to such Special Meeting, receipt of which is acknowledged by the undersigned’s execution of this proxy.

(Continued and to be marked, dated, and signed on reverse side)

[See reverse side]

☑	PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

     Proposal 1.    Agreement and Plan of Merger and Share Exchange. To approve and adopt the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended (the “Merger Agreement”), among Daleen Holdings, Inc., a Delaware corporation, Parallel Acquisition, Inc., a Delaware corporation, the Company, Behrman Capital II, L.P., a Delaware limited partnership, and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership, and to approve each of the other transactions contemplated by the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

You are encouraged to specify your choice by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

NAME

SIGNATURE

DATE

     Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.

DALEEN TECHNOLOGIES, INC.

COMMON STOCKHOLDER PROXY

This Common Stockholder Proxy is Solicited on Behalf of the Board of Directors

of Daleen Technologies, Inc. for the Special Meeting of Stockholders
on September 28, 2004

     The undersigned hereby appoints Gordon Quick and Dawn R. Landry, and each of them, as the attorneys and proxies of the undersigned with full power of substitution, to represent the undersigned and to vote all shares Common Stock of Daleen Technologies, Inc., a Delaware corporation (the “Company”) held of record by the undersigned as of August 20, 2004, at the special meeting of the stockholders of the Company to be held at 9:00 a.m., local time, on September 28, 2004 at the corporate headquarters of Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida, and at any adjournment or postponement thereof (the “Special Meeting”) as designated hereon and in their discretion as to other matters.

     Each of the proposals set forth on the reverse face of this proxy is described in greater detail in the Proxy Statement dated August 31, 2004 (the “Proxy Statement”) and the supplement to the Proxy Statement dated September 28, 2004 of the Company relating to such Special Meeting, receipt of which is acknowledged by the undersigned’s execution of this proxy.

(Continued and to be marked, dated, and signed on reverse side)

[See reverse side]

☑	PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

     Proposal 1.    Agreement and Plan of Merger and Share Exchange. To approve and adopt the Agreement and Plan of Merger and Share Exchange, dated as of May 7, 2004, as amended (the “Merger Agreement”), among Daleen Holdings, Inc., a Delaware corporation, Parallel Acquisition, Inc., a Delaware corporation, the Company, Behrman Capital II, L.P., a Delaware limited partnership, and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership, and to approve each of the other transactions contemplated by the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

You are encouraged to specify your choice by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

NAME

SIGNATURE

DATE

     Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.